Exhibit 3.44

CERTIFICATE OF INCORPORATION

OF

HORSESHOE GAMING HOLDING CORP.

FIRST: The name of the corporation is Horseshoe Gaming Holding Corp. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: A. AUTHORIZED SHARES. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 50,000 shares of common stock, par value $0.01 per share (the “Common Stock”), which shall be divided into two classes as follows:

(a) 40,000 shares of Common Stock designated as Class A (the “Class A Common”); and

(b) 10,000 shares of Common Stock designated as Class B (the “Class B Common”).

B. COMMON STOCK

Except as otherwise provided in this Part B or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

Section 1. Voting Rights.

The holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Class B Common shall be entitled to five votes per share on all matters to be voted on by the stockholders of the Corporation. Except as otherwise required by applicable law, the Class A Common and the Class B Common shall vote together as one class on all matters to be voted on by the stockholders of the Corporation.

Section 2. Dividends.

As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share for each class of Common Stock; provided, however, that if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A Common shall be payable in shares of Class A Common and the dividends payable to the holders of Class B Common shall be payable in shares of Class B Common.

Section 3. Liquidation.

The holders of the Class A Common and the holders of the Class B Common shall be entitled to participate pro rata at the same rate per share for each class of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4. Conversion.

(A) Conversion of Class B Common. Each holder of Class B Common shall be entitled at any time to convert any or all of the shares of such holder’s Class B Common into an equal number of shares of Class A Common.

(B) Conversion Procedure.

(i) Each conversion of shares of Class B Common into shares of Class A Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common represented by such certificate or certificates into shares of Class A Common. The conversion of Class B Common may be conditioned by the holder thereof upon the occurrence of a specific event or transaction (or series of events or transactions) in the written notice delivered to the Corporation. Unless otherwise provided in the notice of conversion (in which case the conversion shall be deemed to be effected at the time specified in such notice), each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

(ii) Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the shares of Class A Common issuable upon such conversion and (b) a certificate representing any shares of Class B Common which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not convened.

(iii) The issuance of certificates for shares of Class A Common upon conversion of shares of Class B Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common.

(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of issuance upon the conversion of shares of Class B Common, such number of shares of Class A Common issuable upon the conversion of all outstanding shares of Class B Common. All shares of Class A Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

(v) The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common.

Section 5. Stock Splits.

If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

Section 6. Registration of Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 7. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 8. Notices.

All notices referred to herein shall be in writing, shall be either delivered personally, delivered via reputable overnight courier, charges prepaid, or sent by first class mail, postage prepaid, return receipt requested, and in each case shall be deemed to have been given when so delivered or three days after so sent to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 9. Amendment and Waiver.

No amendment or waiver of any provision of this Part B shall be effective without the prior approval of the holders of a majority of the votes represented by the then outstanding shares of Class A Common and the then outstanding shares of Class B Common, voting together as one class.

Section 10. Restrictions on Transfer.

(A) No holder of Common Stock may transfer, sell, exchange, gift, bequest, hypothecate, pledge, grant any security interest in or otherwise dispose of or encumber any share of Common Stock, or enter into any agreement to do so (including any agreement that creates or grants an option, warrant, or right to obtain an interest), whether voluntarily or by operation of law, which in any case would change or transfer the legal or beneficial ownership of, or any legal or beneficial interest in, any share of Common Stock (including, without limitation, any transaction that creates a form of joint ownership in any share of Common Stock between the transferor and one or more persons) (each a “Transfer”) to any person that (i) is not a Qualifying S Corporation Shareholder or (ii) would cause the Corporation to have more than the maximum permitted number of holders of Common Stock under the Internal Revenue Code of 1986, as amended (the “Code”), as then in effect.

(B) No Transfer or purported Transfer to any person satisfying the requirements of paragraph (A) of this Section 10 shall be effective or recognized by (he Corporation unless and until the Corporation has received (at the expense of such person) an opinion of counsel, which counsel and such opinion is satisfactory to the Corporation in its sole judgment, that the transferee is a Qualifying S Corporation Shareholder and that the Transfer will not adversely affect the Corporation’s status as an S corporation under Section 1361 of the Code and as to such other matters relating thereto as the Corporation shall request. Any purported Transfer or acquisition of any share of Common Stock in violation of this Section 10 shall be null and void, and the purported transferee shall have no interest in any share of Common Stock purported to be transferred, and the holder of Common Stock making the purported transfer will continue to be recognized as the owner (both legally and beneficially) of the shares of Common Stock.

(C) If by reason of, or in connection with the Transfer the Corporation’s status as an S corporation is terminated inadvertently and the Corporation, in its sole judgment, elects to seek a private letter ruling from the Internal Revenue Service under Section 1362(f) of the Code, the transferring holder of Common Stock agrees to make any adjustments for the period specified in Section 1362(f) of the Code required by the Internal Revenue Service and approved by the Corporation’s board of directors, as is required for the Corporation to obtain such a favorable private letter ruling from the Internal Revenue Service. Each transferring holder’s agreement and obligation to make such adjustments shall continue indefinitely, notwithstanding any Transfer of shares of Common Stock by the transferring holder and regardless of whether the Corporation consented thereto.

(D) For purposes of this Article FOURTH, Section 10, a “Qualifying S Corporation Shareholder” shall mean an individual, corporation, limited liability company, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization or other entity (and if an individual and the individual has a spouse who has a community property interest in the Common Stock or in the income therefrom, then such individual together with such individual’s spouse) (each a “Person”) who is described in Section l361(b)(l)(B) of the Code because such Person (and if an individual, such spouse) at the time of reference is:

(a)	an individual who is not a nonresident alien (as defined in Section 770l(b)(l)(B) of the Code);

(b)	a grantor trust described in Section 1361(c)(2)(A)(i) of the Code (other than by virtue of Section I361(d) of the Code),

(c)	an electing small business trust which is described in Sections 136l(c)(2)(A)(v) and l361(e) of the Code; or

(d)	a qualified subchapier S trust treated as a trust described in Section 1361(c)(2)(A)(i) of the Code by reason of Section 1361(d) of the Code and of which, except as permitted by Treasury Regulation Section 1.1361(j)(2)(i), there is currently only one income beneficiary and such beneficiary is a citizen or resident of the United States.

FIFTH: The name and mailing address of the incorporator of the Corporation are as follows:

Name	Address

Mikel D, Buckmaster	3000 K Street, N.W. Suite 300 Washington, D.C. 20007

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation in such manner and subject to such limitations, if any, as shall be set forth in the By-Laws.

SEVENTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

EIGHTH: The Corporation is to have perpetual existence.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

TENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B. Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative thereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section C of this Article Tenth with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of any undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

C. If a claim under Section B of this Article Tenth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

D. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Tenth shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or alter the adoption hereof.

E. The Corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, letter of credit or self-insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Article Tenth with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 15th day of April, 1999.

/s/ Mikel D. Buckmaster
Mikel D. Buckmaster Incorporator

CERTIFICATE OF MERGER

OF

ROBINSON PROPERTY GROUP, INC.

(a Nevada corporation)

WITH AND INTO

HORSESHOE GAMING HOLDING CORP.

(a Delaware corporation)

********************************

In accordance with Section 252 of

the General Corporation Law

of the State of Delaware

********************************

Horseshoe Gaming Holding Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name and the state of incorporation of each of the constituent entities of the merger are as follows:

Name	State of Incorporation
Robinson Property Group, Inc.	Nevada

Horseshoe Gaming Holding Corp.	Delaware

SECOND: An agreement of merger has been adopted, approved, certified, executed and acknowledged by each of the constituent corporations pursuant to Section 252(b) of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is Horseshoe Gaming Holding Corp.

FOURTH: The certificate of incorporation of Horseshoe Gaining Holding Corp. shall be the certificate of incorporation of the surviving corporation.

FIFTH: The executed agreement of merger is on file at an office of the surviving corporation that is located at 4024 South Industrial Road, Las Vegas, Nevada 89103. A copy of the agreement of merger may be obtained, upon request without cost, by any owner of a constituent corporation.

SIXTH: The authorized capital stock of Robinson Property Group, Inc. prior to the merger is: 2,500 shares of common stock, no par value.

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the merger of the constituent corporations, pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of Horseshoe Gaming Holding Corp. and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger as of May [ILLEGIBLE], 1999,

HORSESHOE GAMING HOLDING CORP.

By:	/s/ Jack B. Binion
	Name:	Jack B. Binion
	Title:	President

Jack B. Binion, the duly elected Secretary of Horseshoe Gaming Holding Corp., hereby certifies that agreement of merger has been adopted by Horseshoe Gaining Holding Corp. pursuant to Section 251(f) of the Delaware General Corporation Law and that no shares of stock of Horseshoe Gaining Holding Corp. were issued prior to the adoption by the Board of Directors of Horseshoe Gaming Holding Corp. of the resolution approving the agreement of merger.

/s/ Jack B. Binion
Name: Jack B. Binion
Title: Secretary

CERTIFICATE OF MERGER

OF

HORSESHOE GAMING, L.L.C.

(a Delaware limited liability company)

WITH AND INTO

HORSESHOE GAMING HOLDING CORP.

(a Delaware corporation)

********************************

In accordance with Section 264 of the

General Corporation Law of the State of Delaware

and

in accordance with Section 18-209 of the

Limited Liability Company Act of the State of Delaware

********************************

Horseshoe Gaming Holding Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name and the state of incorporation or formation of each of the constituent entities of the merger arc as follows:

Name	State of Incorporation or Formation
Horseshoe Gaming, L.L.C.	Delaware
Horseshoe Gaming Holding Corp.	Delaware

SECOND: An agreement of merger has been adopted, approved, certified, executed and acknowledged by each of the constituent entities pursuant to Section 264(c) of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is Horseshoe Gaming Holding Corp.

FOURTH: The certificate of incorporation of Horseshoe Gaming Holding Corp. shall be the certificate of incorporation of the surviving corporation.

FIFTH: The executed agreement of merger is on file at an office of the surviving corporation that is located at 4024 South Industrial Road, Las Vegas, Nevada 89103. A copy of the agreement of merger may be obtained, upon request without cost, by any stockholder of the Corporation or any member of Horseshoe Gaming, L.L.C.

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the merger of the constituent entities, pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury docs hereby declare and certify that this is the act and deed of Horseshoe Gaming Holding Corp. and the facts stated herein arc true and accordingly has hereunto signed this Certificate of Merger as of December 1, 1999.

HORSESHOE GAMING HOLDING CORP.

By:	/s/ Jack B. Binion
Jack B. Binion, President

Jack B. Binion, the duly elected Secretary of Horseshoe Gaming Holding Corp., hereby certifies that an agreement of merger has been adopted by Horseshoe Gaming Holding Corp. pursuant to the first sentence of Section 251(f) of the Delaware General Corporation Law.

By:	/s/ Jack B. Binion
Jack B. Binion, Secretary

2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO

A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION

266 OF THE DELAWARE GENERAL

CORPORATION LAW.

1.) The name of the corporation immediately prior to filing this Certificate is Horseshoe Gaming Holding Corp.

2.) The date the Certificate of Incorporation was filed on is April 15, 1999.

3.) The original name of the corporation as set forth in the Certificate of Incorporation is Horseshoe Gaming Holding Corp.

4.) The name of the limited liability company as set forth in the formation is Horseshoe Gaming Holding, LLC.

5.) The conversion has been approved in accordance with the provisions of Section 266.

By:	/s/ CHARLES L. ATWOOD
Authorized Officer
Name:	Charles L. Atwood
Print or Type Signature
Senior Vice President and Treasurer

State of Delaware

Limited Liability Company

CERTIFICATE OF FORMATION

OF

HORSESHOE GAMING HOLDING, LLC

ARTICLE I. NAME

The name of the limited liability company is Horseshoe Gaming Holding, LLC.

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, DE 19808 and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Horseshoe Gaming Holding, LLC this 16th day of September, 2005.

By:	/s/ ANGELA P. WINTER
(Authorized Person)
Name:	Angela P. Winter, Organizer